Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-123512, 333-168157 and 333-199431 on Form S-8 and No. 333-213377 on Form S-3 of our reports dated August 29, 2017, relating to the consolidated financial statements and financial statement schedule of Briggs & Stratton Corporation and subsidiaries, and the effectiveness of Briggs & Stratton Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Briggs & Stratton Corporation for the year ended July 2, 2017.

/s/ Deloitte & Touche LLP
Milwaukee, WI
August 29, 2017